Exhibit 99.h(2)d

AMENDMENT NO. 3 TO THE MASTER SERVICES AGREEMENT

This Amendment is made as of the 12th day of November, 2007 by and between MANNING & NAPIER FUND, INC. (FORMERLY, EXETER FUND, INC.), a Maryland corporation (the “Fund”) and MANNING & NAPIER ADVISORS, INC., a New York corporation (“MNA”).

W I T N E S S E T H:

WHEREAS, the Fund and MNA desire to amend Section 3 of that certain Master Services Agreement entered into as of the 14th day of April, 2000, as amended (the “Agreement”), for the purpose of clarifying the parties intentions with respect to the scope of services provided by MNA under the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Section 3. of the Agreement is hereby deleted and replaced with the following:

3. Services to be Provided; Fees. During the term of this Agreement, MNA shall perform the services and act in such capacities on behalf of the Fund as set forth herein and in the Appendices to this Agreement. For the services performed by MNA for the Fund, the Fund will compensate MNA in such amounts as may be agreed to from time to time by the parties in writing on Schedule A to this Agreement. MNA may delegate at its own expense, subject to the approval of the Board of Directors of the Fund, any of its duties under this Agreement or the Appendices attached hereto to a third party provider of services. Subject to Board approval, MNA and the Fund may enter into one or more separate agreements, such as the Shareholder Services Agreement pursuant to the Shareholder Servicing Plan, that require MNA to perform services for the Fund that are in addition to the services being performed by MNA under this Agreement, and the Fund may compensate MNA for such services pursuant to the terms of such other agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
Name:	B. Reuben Auspitz
Title:	President

MANNING & NAPIER ADVISORS, INC.

By:	/s/ Michelle Thomas
Name:	Michelle Thomas
Title:	Corporate Secretary